FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

       Hussey                       Kent                         J.
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       (Last)                      (First)                    (Middle)

       c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

       Madison                      Wisconsin                   53711
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

       Rayovac Corporation (ROV)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

       January/2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X ) Director
    (  ) 10% Owner
    (X ) Officer (give title below)
    (  ) Other (specify title below)

     President and Chief Operating Officer
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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X ) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
    A.  Common Stock, par value $.01 per share
    B.  Common Stock, par value $.01 per share
    C.  Common Stock, par value $.01 per share
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2.  Transaction Date (Month/Day/Year)
    A.  1/23/2001
    B.  1/23/2001
    C.  1/23/2001
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3.  Transaction Code (Instr. 8)
    A.  G;V (1)
    B.  G;V (1)
    C.  G;V (2)
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    A.  1,300 shares (D)
    B.  1,300 shares (A)
    C.  1,300 shares (D)
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

    81,086
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

    70,226 (D); 10,860 (I)
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See Footnote (3)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(1) Gift to daughter who shares reporting person's household. (2) Gift to son who does not share reporting person's household. (3) The reporting person's spouse holds 4,443 shares, the reporting person's daughter holds 2,500 shares and the reporting person's brother holds 3,000 shares as guardian for the reporting person's daughter. The reporting person also holds 917 shares through the Rayovac 401(k) Retirement Savings Plan.





  /s/ James T. Lucke, as attorney-in-fact            February 9, 2001
 ----------------------------------------         -------------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

-----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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